EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of June 30, 2006 (the “Effective Date”) by and between J. Patrick Spainhour (“Executive”) and The ServiceMaster Company, a Delaware corporation (“ServiceMaster”).

WHEREAS, Executive has served as Interim Chairman and Chief Executive Officer (“CEO”) of ServiceMaster since May 16, 2006;

WHEREAS, subject to the terms and conditions of this Agreement, ServiceMaster desires to employ Executive as Chairman and CEO on a permanent basis and Executive desires to be employed by ServiceMaster as Chairman and CEO effective as of June 30, 2006; and

WHEREAS, ServiceMaster and Executive desire to set forth the terms and conditions upon which Executive shall be employed as Chairman and CEO of ServiceMaster.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.          Defined Terms. Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.          Term. ServiceMaster shall employ Executive as Chairman and CEO, and Executive agrees to be employed by ServiceMaster as Chairman and CEO for the period commencing on the Effective Date and continuing through and including the earlier of the effective date of Executive’s termination of employment (“Date of Termination”), the date of Executive’s death, and December 31, 2008 (the “Term”); provided, however, that the Term shall automatically be extended by one year effective December 31, 2008 and each December 31 thereafter until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least sixty (60) days prior to the end of the initial Term or any extension thereof.

3.          Duties. During the Term, and subject to the powers, authorities and responsibilities vested in the Board of Directors of ServiceMaster (the “Board”) and committees of the Board, Executive shall have the authorities and responsibilities consistent with his experience and training and position as Chairman and CEO. Executive shall report directly to the Board.

4.          Obligations of ServiceMaster During the Term. ServiceMaster shall provide the following to Executive during the Term:

(a)        Salary. ServiceMaster shall pay Executive a base salary (“Base Salary”) at an annual rate of at least $900,000, payable in accordance with the payroll practices of ServiceMaster. If Executive’s Base Salary is increased during the Term, it may not thereafter be decreased without the written consent of Executive.

(b)        Annual Bonus. Executive shall be eligible to participate in ServiceMaster’s Annual Bonus Plan (or any successor plan) in respect of each fiscal year of ServiceMaster on at least the same terms and conditions as other executive officers of

ServiceMaster; provided, that Executive’s target annual bonus payable shall be not less than 100% of Base Salary; provided, further, that Executive’s maximum annual bonus payable shall not be less than 200% of Base Salary; it being understood that the performance goals and targets applicable to Executive may differ from the performance goals and targets of other executive officers of ServiceMaster; and provided, further, that with respect to ServiceMaster’s Annual Bonus Plan for 2006, Executive shall be paid a bonus equal to the sum of (1) 150% of Executive’s salary paid for his service as Interim Chairman and CEO during the period commencing May 16, 2006 through and including June 30, 2006 plus (2) the amount earned, if any, under ServiceMaster’s Annual Bonus Plan for 2006 under which Executive’s target payment is $450,000 (after a reduction of 50% of the target annual bonus payable, or $450,000, for commencing service as permanent Chairman and CEO on June 30, 2006) with a maximum payment of $900,000 (after a reduction of 50% of the maximum annual bonus payable, or $900,000, for commencing service as permanent Chairman and CEO on June 30, 2006) as determined pursuant to the performance goals and performance targets established in July 2006 by the Compensation and Leadership Development Committee of the Board (“CLDC”). Any amount payable pursuant to this Section 4(b) shall be paid when paid to other executive officers of ServiceMaster.

(c)        Equity-Based Compensation. Commencing with the regular grants to be made in the first quarter of 2007, Executive shall be eligible to be granted stock options, stock appreciation rights, restricted stock and/or other equity-based compensation awards on the same terms and conditions as other executive officers of ServiceMaster; provided, that subject to the terms and conditions of ServiceMaster’s stockholder-approved equity incentive plan then in effect, Executive’s annual equity-based compensation awards approved by the CLDC shall have a target value of not less than $2,500,000. On the date that is one full business day after ServiceMaster issues a press release announcing its results of operations for the quarter ended June 30, 2006, ServiceMaster shall grant Executive 185,000 stock appreciation rights with an exercise price determined pursuant to the 2003 Equity Incentive Plan and 61,667 shares of restricted stock, in each case containing the same terms and conditions as the equity awards granted in February 2006 to other executive officers of ServiceMaster.

(d)        Incentive Plans. Except as set forth in Section 4(b) and (c), Executive shall be eligible to participate in ServiceMaster’s incentive plan or plans on at least the same terms and conditions as other executive officers of ServiceMaster; provided, that Executive shall not be eligible to participate in the Corporate Performance Plan.

(e)        Compensation and Leadership Development Committee Approval. Notwithstanding Sections 4(a)-(d), but subject to the definition of Good Reason as set forth in Exhibit A, Executive understands and agrees that the CLDC has the authority and responsibility to approve Executive’s Base Salary, target annual bonus, equity-based compensation awards and all other compensation of Executive.

(f)         Benefits. Executive shall be entitled to those employee benefits and perquisites which ServiceMaster from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs. The Benefits shall include, without limitation, medical insurance, dental

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insurance, life insurance, accidental death and dismemberment insurance, vision insurance, disability insurance, flexible spending or similar account, four weeks of paid annual vacation and such other benefits, including the membership fee for one club membership and monthly dues (but not personal expenses) payable at such club, as the Board or CLDC may determine from time to time. In addition to the foregoing Benefits and subject to approval by the CLDC, Executive may use the company plane for personal use in accordance with the Policy Regarding Use of Company Aircraft, as in effect from time to time.

(g)        Deferred Compensation Plan. Executive may elect to defer Base Salary and earned annual bonus and/or other compensation in accordance with ServiceMaster’s deferred compensation plan.

(h)        Reimbursement of Expenses. Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of ServiceMaster.

5.	Severance Benefits.

(a)        In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Executive’s execution of a release in the form of Exhibit B, shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)        Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)        Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(3)        if the Date of Termination occurs on or prior to June 30, 2007, one times Executive’s highest annual Base Salary and highest annual target bonus during the Term and, if the Date of Termination occurs on or after July 1, 2007, two times Executive’s highest annual Base Salary and highest annual target bonus during the Term; plus

(4)	reimbursement of Executive’s expenses pursuant to Section 4(h).

(b)        In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of retirement, death or disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or

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administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)        Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)         in the event Executive’s employment is terminated by reason of death or disability, Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(3)	reimbursement of Executive’s expenses pursuant to Section 4(h).

(c)        Taxes and Payment. Subject to applicable payroll or other taxes required to be withheld, (1) any amount payable pursuant to Section 5(a)(1) or (b)(1) above shall be paid in accordance with the payroll practices of ServiceMaster; (2) any amount payable pursuant to Section 5(a)(2) or (b)(2), and any amount of target bonus payable pursuant to Section 5(a)(3), shall be paid when paid to other executive officers of ServiceMaster; (3) any amount payable pursuant to Section 5(a)(4) or (b)(3) above shall be paid within 30 days after the Date of Termination (or earlier if required by law) in a lump sum cash amount; and (4) any amount of Base Salary payable pursuant to Section 5(a)(3) shall be paid in equal semi-monthly installments during the one-year or two-year period, as applicable, that commences on the first pay period under the payroll practices of ServiceMaster commencing after the Date of Termination; provided, that for the purpose of complying with Section 409A of the Internal Revenue Code of 1986 (the “Code”), any amount of target bonus payable pursuant to clause (2) of this subsection and any installments payable pursuant to clause (4) of this subsection that, in either case, would be paid prior to the six-month anniversary of the Date of Termination shall instead be accumulated and paid to Executive in a lump sum payment within five business days after such six-month anniversary.

(d)        Continuation of Benefits. In the event Executive is entitled to the severance benefits under Section 5(a), then for the applicable period after the Date of Termination (as determined under Section 5(a)(3)), Executive and his dependents shall continue to be eligible to participate in all policies of medical, prescription and life insurance with the same level of coverage, upon the same terms and otherwise to the same extent as such policies are offered to executive officers of ServiceMaster, and ServiceMaster and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared by ServiceMaster and its executive officers. Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees. Executive shall be entitled to continue coverage of Benefits covered by Federal continuation coverage requirements (COBRA) for the full COBRA period.

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(e)        Exclusive Severance. Subject to Section 7, any amount paid pursuant to Section 5(a) or (b) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies.

(f)         Equity-Based Compensation. Each option to purchase shares of ServiceMaster common stock or stock appreciation right relating to ServiceMaster common stock held by Executive on the Date of Termination or date of death shall continue and terminate in accordance with its terms. Each restricted stock award and restricted stock unit award held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable restricted stock award agreement and restricted stock unit award agreement and corresponding ServiceMaster plan, including, without limitation, the restriction periods, vesting schedules and termination provisions. All other equity-based compensation awards shall continue and terminate in accordance with their terms.

(g)        PSRP and ESPP. Executive’s participation, if any, in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”) and Employee Stock Purchase Plan (“ESPP”) shall end as of the Date of Termination or date of death, if applicable.

(h)        Deferred Compensation Plan. Executive’s participation, if any, in the ServiceMaster deferred compensation plan shall end as the Date of Termination or date of death, if applicable. Any compensation previously deferred by Executive (together with any interest and earnings thereon) under the deferred compensation plan or any successor plan shall be paid or distributed in accordance with the terms of the plan and Executive’s elections under the plan.

6.	Covenants.

(a)        Non-Competition, Non-Solicitation and Confidentiality. From and after the Effective Date and through and including the date that is two years after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)        directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster; or

(2)        directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or any attempt directly or indirectly, in connection with any business to which subsection (a)(1) applies, to solicit the trade or business of any

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current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; or

(3)        directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of ServiceMaster or any subsidiary of ServiceMaster, including but not limited to (i) violations of ServiceMaster policies, (ii) disclosure or misuse of any confidential information or trade secrets of ServiceMaster or a subsidiary of ServiceMaster, (iii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control and (iv) conduct related to employment for which either criminal or civil penalties may be sought.

Executive acknowledges and agrees that each stock option agreement, stock appreciation right agreement, restricted stock unit award, restricted stock award and any other equity-based award held by Executive or which may be awarded to Executive after the Effective Date contains or may contain covenants of Executive relating to competition against ServiceMaster and its subsidiaries, confidentiality and non-solicitation of employees and customers and similar obligations of Executive. Executive agrees that such covenants are separate from this Agreement, shall continue in accordance with their respective terms and shall survive the termination of this Agreement.

(b)        Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with ServiceMaster in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster that relate to events or occurrences that transpired while Executive was employed by ServiceMaster. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with ServiceMaster in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster. ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 6(b).

7.          Effect of Change in Control Agreement. Executive and ServiceMaster are parties to a Change in Control Severance Agreement dated as of June 30, 2006 (the “CIC Agreement”). If Executive shall become entitled to severance benefits pursuant to the CIC Agreement, then this Agreement shall be terminated and superseded by the CIC Agreement, as such agreement may be amended, modified or superseded from time to time.

8.          Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be

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binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

9.          Notice. All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, to J. Patrick Spainhour, 2267 Waverly Drive, West Point, MS 39773, and if to ServiceMaster, to The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

10.        Entire Agreement; Amendments. Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including the offer letter dated May 15, 2006.

11.        Modification or Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

12.        Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

13.        Section 409A. This Agreement is intended to comply with Section 409A of the Code so as to avoid the imposition of excise taxes and other penalties thereunder (the “409A Penalties”), and the Agreement shall be interpreted and construed accordingly. In the event the terms of this Agreement would subject Executive to 409A Penalties, ServiceMaster and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.

14.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

THE SERVICEMASTER COMPANY
By: /s/ Coleman H. Peterson
Name: Coleman H. Peterson
Title: Member of the Board of Directors

/s/ J. Patrick Spainhour
J. PATRICK SPAINHOUR

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Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Cause” means:

(1)        a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)        the commission by Executive of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)        any failure by Executive to cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has (i) had ten (10) days’ written notice setting forth the reasons for ServiceMaster’s intention to terminate for Cause, (ii) had an opportunity to be heard before the Board, and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b)        “Change in Control” shall have the meaning set forth in the CIC Agreement; provided, that in the event such definition shall be modified or revised in the CIC Agreement, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)        “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)        any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster, (ii) Executive no longer reporting directly to the Board, or (iii) any failure to re-elect Executive to serve as CEO of ServiceMaster; provided, however, that “Good Reason” shall not occur if the Board elects a non-executive Chairman, so long as Executive remains a member of the Board and continues to report directly to the Board;

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(2)        a reduction in Executive’s Base Salary or target annual bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter;

(3)        the failure of ServiceMaster to (i) provide Executive and Executive’s dependents Benefits substantially comparable to the plans, practices, programs and policies of ServiceMaster and its subsidiaries in effect for Executive on the Effective Date, (ii) provide fringe benefits substantially comparable to the plans, practices, programs and policies of ServiceMaster and its subsidiaries in effect for Executive on the Effective Date, (iii) provide an office, together with secretarial and other assistance, substantially comparable to that provided to Executive by ServiceMaster on the Effective Date, or (iv) provide Executive with four weeks annual paid vacation.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within one hundred eighty (180) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment. If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.

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Exhibit B

GENERAL RELEASE

1.          Executive, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue ServiceMaster or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned), any of the past, present or future directors, officers, employees and agents, and the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “ServiceMaster Released Parties”), with respect to any and all claims both known and unknown to Executive which Executive now has, has ever had, or may in the future have, against any of the ServiceMaster Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date hereof, including, without limiting the generality of the foregoing, any and all claims so known which in any way result from, arise out of, or relate to, Executive’s employment by ServiceMaster or the termination of such employment, including, but not limited to, any and all claims that could have been asserted by Executive or on his behalf against any of the ServiceMaster Released Parties in any federal, state or local court, commission, department or agency; provided, however, that nothing contained in this Section 1 shall apply to, or release any of the ServiceMaster Released Parties from, any obligation contained in the Agreement or any obligation under any benefit plan or arrangement of ServiceMaster not referred to in the Agreement which entitles Executive to the receipt of any benefit.

2.          ServiceMaster, on behalf of itself and each of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) and its past, present and future directors, officers, employees and agents, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue Executive or anyone claiming through him including, but not limited to, his past, present and future spouses, family members, agents, attorneys, representatives, heirs, executors and administrators, or the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “Executive Released Parties”), with respect to any and all claims both known and unknown to ServiceMaster which ServiceMaster now has, has ever had, or may in the future have, against any of Executive Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date hereof. Without limiting the generality of the foregoing, this general release shall apply to any and all claims both known and unknown which in any way result from, arise out of, or relate to, Executive’s employment by ServiceMaster or his service as an officer or director of ServiceMaster or the termination of such employment or service, including, but not limited to, any and all claims that could have been asserted by ServiceMaster or on its

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behalf against any of Executive Released Parties in any federal, state or local court, commission, department or agency.

THE SERVICEMASTER COMPANY
By: ____________________________
Name:
Title: Member of the Board of Directors

___________________________
J. PATRICK SPAINHOUR

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